Exhibit 5.1









                                                    July 15, 2000

Catalog.com, Inc.
14000 Quail Springs Parkway, Suite 3600
Oklahoma City, OK   73134

Gentlemen:

     We have acted as counsel to Catalog.com, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Registration Statement"), including the Prospectus which constitutes a part thereof, relating to the issuance and sale of 1,150,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), including an overallotment option of up to 150,000 shares. We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinion expressed below. Based on the foregoing, we are of the opinion that the Shares, when sold on the terms set forth in the Prospectus, will be legally issued, fully paid and nonassessable.

                                     PHILLIPS McFALL McCAFFREY
                                         McVAY & MURRAH, P.C.